Exhibit 10.43

December 12, 2011

Robin S. Heller

9489 South Bellmore Lane

Highlands Ranch, CO 80126

Dear Robin:

This Letter Agreement will serve to confirm our mutual understanding of the terms and conditions applicable to your assignment (“Assignment”) to London, UK (the “Host Country”) where you will continue to serve as Executive Vice President, Operations for The Western Union Company reporting to Hikmet Ersek, CEO. During the Assignment you will remain employed by Western Union, LLC, (“the Company”) but you will be providing services to Travelex Global Business Payments Limited. The Assignment will be subject to your obtaining the required Host Country entry documents or visas and your acceptance of the terms and conditions outlined in this Letter Agreement. The duration of your Assignment will not exceed 24 months unless express written authorization to extend the Assignment is approved by the CEO and the EVP of Human Resources of The Western Union Company. Your Assignment began October 1, 2011. Your home city and country is Highlands Ranch, Colorado, USA.

The terms and conditions in this Letter Agreement will be in effect for this Assignment only, subject to the paragraph titled Other Agreements and Survivability. Your Assignment will be subject to the terms of the Expatriate Policy (the “Expatriate Policy”) and the Tax Equalization Policy, as either may be amended by the Company from time to time in its sole discretion, but if there is any conflict between the terms of the Expatriate Policy and the Tax Equalization Policy and this Letter Agreement, the terms of this Letter Agreement will govern. The costs associated with your Assignment will be subject to a Secondment Agreement between Western Union Company, LLC and Western Union International, LTD.

1.	Compensation

A.

Base Salary: Your base compensation will consist of an annualized base salary of $437,750.00 USD gross or $36,479.16 USD per month. You will remain on the United States Payroll during the length of your Assignment.

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B.

Senior Executive Annual Incentive Plan: During this Assignment you will continue to be eligible to participate in The Western Union Company’s Senior Executive Annual Incentive Plan (“Plan”) in accordance with its terms and conditions, and as determined by the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Compensation Committee”). Pursuant to the Plan, you may, but are not guaranteed to, receive an incentive bonus in an amount to be determined by the Compensation Committee in its sole discretion, in addition to your base salary, if all Plan criteria are satisfied and if specified levels of performance are attained. You acknowledge the discretionary character of such payments, in particular that such payments are determined by the Compensation Committee in its sole discretion and are also contingent upon attainment of specified levels of performance. You further acknowledge that eligibility for any such payments is contingent upon your executing an acknowledgement and acceptance of the terms and conditions applicable to your participation in the Plan. You acknowledge that participation in the Plan during any one year confers no rights upon you or any obligations on The Western Union Company to continue the Plan, or to make any payments of any kind, in succeeding years, even if the repeated payments are in the same or similar amount as in the previous year.

Your target incentive bonus for the 2011 calendar year under the Plan is 75% of your annualized base salary. Your target incentive bonus, if any, may change from year to year in the Compensation Committee’s sole discretion. Payment of the incentive bonus, if any, will be made to you in the first quarter of the following year (e.g. the 2011 Plan payment, if any, will be made in the first quarter of the 2012 calendar year).

C.

Equity Compensation: During your Assignment, you will remain eligible to participate in The Western Union Company 2006 Long-Term Incentive Plan (“LTIP”). All equity awards to you under the LTIP require the approval of the Compensation Committee and the acceptance by you of the terms and conditions of the award agreements. All your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements.

2.	Benefits

A.

Health Insurance Plans: You will be enrolled in the CIGNA International Expatriate Plan. Western Union’s International Benefits team will assist you in enrollment and answer any questions you may have regarding the program. Once enrolled you will have access to the CIGNA International Expatriate Plan online Member Services Center. This online resource offers a wide range of automated tools and information designed to help you use and understand your global benefits. Your CIGNA International Expatriate Plan administrator contact, Karen Thompson, Director Health and Life Benefits, can be contacted at +1.720.332.5354 or at karenthompson@westemunion.cpm.

December 12, 2011

B.

Work Schedules/Holidays/Vacation: You will observe the work schedule in effect at your place of Assignment and will accrue vacation based on the Expatriate Policy (the greater of your U.S. vacation schedule or four weeks). Holidays will be observed in accordance with company business practices in the United Kingdom.

3.	Relocation Benefits

You will be eligible for relocation benefits during the term of your Assignment as outlined below, provided that you are performing services in accordance with this Assignment or as otherwise directed by the Company on the date the relocation benefit or payment is scheduled to be made. Upon receipt of your signed acceptance of this Letter Agreement, Weichert Relocation Resources, Inc. (WRRI), Western Union’s designated relocation company, will contact you to begin administering the relocation program. Amounts included below may constitute taxable income to you, but generally will not be taken into account as “compensation” for purposes of other company benefit plans. You should take no action relating to your relocation until you have been contacted by your Relocation Specialist.

A.

Relocation Allowance: A relocation allowance of $5,000.00 USD net will be paid to you immediately prior to your Assignment departure date. This amount will also be paid on your return provided you complete the course of your Assignment or return at a different time by mutual agreement with the Company. This amount will be paid to you as soon as administratively possible following your return to the U.S. (but in no event later than 60 days following the date you return to the U.S.).

B.

Work Permits/Visas: If legal work authorization is required, it must be granted before you depart for the Host Country. WRRI will coordinate assistance for you to obtain the proper visas/work permits for you and your family. To the extent that you pay any visas or passport filing/application fees personally, you will be reimbursed.

C.

Mobility Bonus: You will receive a payment equal to one (1) month’s base pay, less taxes, for each 12 months of your Assignment (pro-rated for periods of less than 12 months). The first payment of $36,479.16 USD will be paid immediately prior to your departure, and subsequent payments will be made on or as soon as administratively practicable following each succeeding anniversary of your departure date.

D.

International Service Allowance (Goods & Services Allowance): During the term of your Assignment, you will receive an International Goods and Service Allowance equal to $4,769.42 USD per month which will be paid monthly, beginning with the month you move into your permanent residence in London. This allowance is intended to help compensate you for the higher cost of goods and services in England. The Goods and Service Allowance will increase to $6,047.83 USD per month when your family joins you in 2012.

December 12, 2011

The monthly International Service Allowance will be reviewed on any change to your personal/family status in London. In the absence of any status change, the allowance will be reviewed twice annually, and may be adjusted in the Company’s sole discretion to reflect an increase or decrease.

E.

Present Housing Arrangements: Given your intended period of Assignment, the Company strongly recommends that you retain your present home. Should you choose to sell your home, all costs associated with that sale are your responsibility. Should you choose to keep your present home, the Company will reimburse you a monthly amount up to $500.00 USD to cover incidental expenditures related to its maintenance and upkeep. You will need to submit to Weichert Relocation supporting documentation (i.e., copies of receipts/invoices) to substantiate the incidental maintenance expenses you incur. If you rent/lease a residence at the time you are offered and accept the Assignment, the Company will pay the costs associated with the ‘early termination’ of your current lease agreement.

F.

Shipment and Storage of Household Goods/Personal Effects: WRRI will be authorized to assist with the move of your household belongings to your new location. To expedite delivery of your goods, you will be entitled to an air shipment of up to 500 pounds (not to exceed 80 cubic feet) for items you need immediately at your new location The remainder will be shipped via surface transportation. Your surface shipment allowance will be 5,000 pounds, not to exceed 715 cubic feet. If your spouse/partner is joining you on Assignment, the amount is raised to 7,500 cubic feet, not to exceed 1,070 cubic feet. Additional dependants will raise your allowance by 200 pounds, not to exceed 30 cubic feet, per dependant. When necessary, the Company will pay for storage and insurance for the remainder of your household goods during the time of your Assignment. The cost of Company-paid storage will be for reasonable and customary household and personal goods. In no event will excess food supplies, firewood, building supplies, farm machinery, cars, vans, boats, trailers, or airplanes be stored at the Company expense. Responsibility for costs of storing items not listed here will be determined on a case-by-case basis, at the Company’s discretion.

G.

Automobile Shipment/Sale: Because the Company will not pay for shipment or storage of your car(s) you will need to make arrangements to sell your car(s) or leave it/them with someone while you are overseas. Should you incur a forced sale loss on your car(s), the Company will partially reimburse you for this loss. The amount eligible for reimbursement will be the difference between the sales price of the car and the market value (based on published local data), up to a maximum of $2,500 USD up to two cars. You must, however, secure more than one bid for your car and reimbursement will be based on the highest bid. If you choose to sell to a family member, you must secure bids from two dealers or private parties who are not members of your family as a basis for the forced sale loss reimbursement calculation. If the car is leased at the time you accept the move and you are assessed a penalty for early lease cancellation, the Company will reimburse for this cost.

December 12, 2011

H.

Household Pets: The shipment of pets is strongly discouraged. In all likelihood, your Host Country will have very stringent animal quarantine regulations and a further quarantine period may be required for pets returning home from a foreign country. However, if you choose to take your pets with you on Assignment, the Company will pay for the cost of transporting up to two pets from your Home Country to your Host Country. Coordination, compliance with applicable laws, and costs other than transportation are your responsibility.

I.

Transportation to the Host Country: The Company will reimburse the cost of a one-way business class ticket from the original location to the new location for you and your immediate family members. You will be reimbursed by submitting an expense report to WRRI. This process will be explained in your consultation call with WRRI, which will take place shortly after your acceptance and signature of this Letter Agreement.

J.

Temporary Living Expenses: The Company will reimburse you for reasonable temporary living expenses while your goods are in transit for up to a total of 60 days after you are required to vacate your regular U.S. residence and or upon arrival in the Host Country.

K.

Destination Services: WRRI will coordinate with a Company designated vendor to assist you with house hunting and information/familiarization in the host location. The Company will pay up to the local equivalent of $7,500 USD in agency fees.

L.

Housing Allowance: The Company will provide and pay for the rental of an apartment in an area within reasonable commuting distance to the London office, not to exceed $19,621 USD per month (exclusive of utilities) with a Utility Allowance not to exceed an average of $1,091 USD per month. If you elect housing which results in a cost in excess of this allowance, you agree to pay the difference.

M.

Cross-Cultural Training/Language Training: If required and approved, the Company will pay for and provide cross-cultural training assistance to you and your family as it relates to knowledge, awareness, and skills in understanding cultural differences in either a one or two day program. The Company will also, if required and approved, provide either in-house language training or training through an external vendor. Language training for you and your family will be for up to 60 hours, depending on the required proficiency level.

N.

Automobile: The Company may select and provide you with an automobile deemed appropriate for your use in the Host Country. Insurance, maintenance, taxes, and registration costs for this vehicle will be borne by the Company. Fuel expenses are your responsibility. A local transportation allowance may be provided in lieu of an assigned automobile. If any Company-provided automobile is considered taxable income to you, it will not be taken into account as “compensation” for purposes of other Company benefit plans.

December 12, 2011

0.

Home Leave: The Company will pay the round trip airfare for you and your family to visit the U.S. twice during each twelve-month period. Any days absent from work for specified home leave will count as vacation days. If you have dependent children attending a college or university outside the Host Country, the Company will pay for two roundtrips each year between the Host Country and the airport serving the college or university, in place of and not in addition to the home leave trip.

P.

Education: Primary and secondary schooling: Local public (government funded) schools may not meet the needs for an education process which will prepare your children for re-entry into your local U.S. school system. The Company will pay the cost of private schooling for the local Host Country international schools that are adequate in the opinion of the Company. If you arrange for private schooling in excess of this, the difference in cost will be your responsibility.

4.	Tax Reimbursement/Tax Services

During your Assignment, you will continue to be responsible for payment of U.S. Federal and state income taxes as if you remained in the U.S. in your home state. You will also be subject to UK income taxes on the income you earn while on Assignment. The Company’s Tax Equalization Policy, as may be amended by the Company from time to time in its sole discretion, is intended to minimize the effect of higher UK income tax rates and leave you in a net after-tax position substantially equivalent to what you would experience if you were subject only to U.S. Federal and state income taxes during this period.

The process of calculating and withholding your income tax liability requires the Company to estimate your hypothetical U.S. Federal and state income tax liability, based on your total U.S taxable income earned during the year for services provided to the Company (which includes base salary, bonus, mobility and other expatriate allowances, the vesting of restricted stock awards and stock option exercises). This hypothetical tax liability will be withheld from your pay and will reduce your take-home pay ratably throughout the year. Actual withholding for U.S. based employment taxes (FICA and FUTA) will also continue during your Assignment.

PricewaterhouseCoopers will assist in the filing of your U.S. Federal and state and foreign income tax returns. When your actual U.S. Federal and state tax returns are completed, PricewaterhouseCoopers will calculate your final theoretical (U.S.) tax liability. This amount will be similar to the hypothetical tax previously withheld, but will be revised to incorporate facts and amounts as reported in your actual U.S. income tax returns. This theoretical tax amount for the year involved is the amount you are responsible to pay. If the hypothetical tax amount previously withheld exceeds this amount, you will be refunded the excess within 60 days after completion of the tax equalization settlement calculation. If the hypothetical tax amount withheld is insufficient to cover this liability, you will be responsible to pay the difference to the Company within 60 days after completion of the tax equalization settlement. The Company will be responsible for payment of actual U.S. Federal and state and UK income taxes over and above your final theoretical U.S tax liability as calculated by

December 12, 2011

PricewaterhouseCoopers. Remittance of actual tax amounts to either or both U.S. and UK tax authorities will be coordinated by the Company and PricewaterhouseCoopers.

If your employment terminates for any reason during your Assignment, tax equalization will end as of the date of termination and the theoretical U.S. tax will be calculated based as if you repatriated on the date of termination.

In no event shall the payments referenced in this paragraph 5 be made later than the deadline specified in the Western Union Tax Equalization Policy.

PricewaterhouseCoopers services are limited to tax advice directly related to your Assignment and do not extend to personal tax advice or financial planning.

5.	Processing and Use of Employee Information

To manage the personal and employment administration aspects of your Assignment, the Company will need to process personal data relating to you. Therefore, the Company informs you that your personal data including the sensitive data if collected by the Company (the “Data”), which you provided to the Company or that it otherwise acquired in the course of the ordinary activity will be processed for correct execution, management and performance of this Agreement in force between you and the Company. The Data might be communicated, in connection with the above-mentioned purposes, to the Company, its subsidiaries, Affiliates, parent, and/or to third party service providers, also outside the European Union, which provide assistance and consultancy or other services to the Company, with particular reference, but without limitation, to accounting, administrative, legal, tax and financial issues. Such data processing will be performed by means of either manual, electronic or network instruments, or in any other manner that can ensure a safe processing and avoid any unauthorized access. A list of the subjects to whom your Data are or might be communicated will be made available upon request at the Company’s offices. By executing this Agreement, you expressly authorize the transfer, also in non-EU countries, of your Data to the Company, its subsidiaries, Affiliates, parent, and/or third parties indicated above for the purposes listed in this Section. The Data will be kept secure and confidential in accordance with Company policy and national legislation. The Company will regularly update your Data with your assistance and at your request. You will retain the right of access to your Data and the right to have incorrect Data corrected. The Data provided will not be used for any marketing purposes.

6.	Code of Conduct; and Compliance with Laws

You agree that you are bound by the provisions of The Western Union Company Code of Conduct (“Code of Conduct”) and other rules, regulations and policies, as the Code of Conduct, rules, regulations and policies may be amended from time to time.

December 12, 2011

You also agree to perform all aspects of your job in accordance with all applicable laws, both in the U.S. and the UK to strictly follow all workplace safety rules, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

7.	Termination

If the Company terminates your Assignment while you are abroad, you will be repatriated in accordance with the terms of the Expatriate Policy. If you are living in Company-paid leased housing, you agree to vacate the housing within 30 days of your termination of employment. Termination of employment will require immediate settlement of all outstanding tax, travel and other advances.

8.	Employment at Will

This Letter Agreement does not constitute a contract or promise of employment for any specific period or duration. You remain an employee “at will” and either you or the Company may terminate the employment relationship at any time, with or without cause or notice.

9.	Severability, and Governing Law

In the event any provision of this Letter Agreement is deemed unenforceable, you agree that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Letter Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that the laws of Colorado shall apply to this Letter Agreement, without respect to its rules concerning conflict of laws. By signing this Letter Agreement, you consent to the exclusive jurisdiction of the U.S. Federal District Court in Denver, Colorado, in connection with the resolution of any disputes related to your employment, this Letter Agreement, or your Assignment. To the extent that you have or may have legal rights under the laws of UK you agree that you waive any such rights.

10.	Amendments

Any modifications to the terms of this Letter Agreement must be memorialized in writing and signed by both you and the Company.

11.	Entire Agreement and Survivability

You acknowledge that this Letter Agreement is supplemental to, and does not supersede, any non-solicitation, non-compete, non-disclosure, confidentiality or other agreement that you may have signed while employed with the Company, its parent The Western Union Company, and their affiliates and subsidiaries. In addition to this paragraph, the following paragraphs survive the termination of this Letter Agreement: Processing and Use of Employee Information; Code of Conduct and Compliance with Laws; Termination; Severance; Employment at Will, Severability and Governing Law; and Other Agreements and Survivability.

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12.	Paragraph Headings

The paragraph headings in this Letter Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

We are providing you a copy of the Expatriate Policy with this Letter Agreement. If you have any questions regarding the information in that Policy, please contact Eileen Gibson, Global Mobility at (720) 332-0283 or (314) 825-2408.

Your assignment counselor at WRRI is also available to answer any questions that you may have regarding your relocation. You will be contacted by WRRI shortly, but for your reference or should you have any immediate questions Geraldine Briscoe will be your point of contact. She can be reached at +1.973.290.5725 or qbriscoe@wrri.com

13.	Confidentiality

You acknowledge that the terms of this Expatriate Letter Agreement are strictly confidential, and you agree not to disclose, communicate or otherwise publicize the terms to anyone (except for your immediate family, professional advisors and the relevant tax authorities).

14.	Post Contractual Non-Compete

For a period of 12 months from the termination of your employment relationship with the Company, you may not engage in any activity, whether independently or otherwise, in the Company’s line of business.

Sincerely,

Hikmet Ersek Chief Executive Officer

I hereby agree and accept this Assignment under the terms and conditions set forth in this Letter Agreement and the Company’s policies as described in the Expatriate Policy, a copy of which I have received, read, and understand. I also understand that this Letter Agreement is not a contract of employment and that my employment with the Company is at will and may be terminated by me or the Company at any time.

December 12, 2011

Robin S. Heller

12-20-11
Date

A signed copy of this document (PDF or paper copy) should be sent to Eileen Gibson, W.U. Global Mobility at Eileen.Gibson@westernunion.com for relocation services to be initiated.